Exhibit 99.1

NEWS RELEASE	C2009-2
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – January 28, 2009	Page 1

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2008
AND ANNUAL 2008 FINANCIAL RESULTS

KANSAS CITY, MO (January 28, 2009) – Consolidated net income for DST Systems, Inc. (NYSE: DST) was $70.6 million ($1.43 per diluted share) for fourth quarter 2008 compared to $63.7 million ($0.92 per diluted share) for fourth quarter 2007.  Consolidated net income for the year ended December 31, 2008 was $242.9 million ($4.28 per diluted share) compared to $874.7 million ($12.35 per diluted share) for the year ended December 31, 2007.  Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $51.6 million ($1.04 per diluted share) for fourth quarter 2008 compared to $67.7 million ($0.98 per diluted share) for fourth quarter 2007, and $213.7 million ($3.77 per diluted share) for the year ended December 31, 2008 compared to $250.5 million ($3.53 per diluted share) for the year ended December 31, 2007.

Fourth quarter 2008 financial and operational highlights were as follows:

•
Consolidated operating revenues decreased $28.6 million or 6.6% to $403.9 million as compared to fourth quarter 2007 attributable to a $20.8 million decline in Financial Services and an $8.1 million decline in Output Solutions.  The Financial Services decline resulted from lower international professional service and software license revenues, data processing support revenues, mutual fund shareowner processing service revenues and AWD professional service revenues, partially offset by higher DST Health Solutions professional service revenues.  The Output Solutions decline reflects lower U.S. images produced.

•
Total mutual fund shareowner accounts serviced at December 31, 2008 decreased 1.8 million accounts or 1.5% from September 30, 2008 to 120.1 million accounts.  Declines in existing client accounts of approximately 3.8 million (3.0 million registered accounts and 800,000 subaccounts) during fourth quarter 2008 were partially offset by the conversion of approximately 2.0 million registered mutual fund shareowner accounts.

•
Consolidated income from operations increased $1.1 million or 1.1% to $100.2 million as compared to fourth quarter 2007.  Taking into account a non-GAAP adjustment for a gain of $1.2 million in the Investments and Other Segment from the sale of real property in fourth quarter 2008, income from operations decreased $100,000 or 0.1% as compared to fourth quarter 2007.  Financial Services income from operations increased $1.4 million.  Higher earnings from DST Health Solutions, certain operating cost improvements and reductions in deferred compensation liabilities of approximately $5.7 million (the effect of which is offset as an expense in other income, net) were partially offset by lower data processing support revenues, lower international software license and professional service revenues, and reduced earnings from mutual fund shareowner processing and AWD.  Output Solutions income from operations decreased $400,000 reflecting a lower level of revenues.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 2

•
Equity in earnings of unconsolidated affiliates decreased $4.5 million as compared to fourth quarter 2007 mostly attributable to lower equity in earnings of BFDS which experienced lower investment earnings on cash balances maintained on behalf of customers and lower operating revenues attributable to a reduced level of shareowner accounts serviced.

•
Other income, net reflected a net expense of $11.4 million in fourth quarter 2008 as compared to income of $3.4 million in fourth quarter 2007, a decrease of $14.8 million.  Taking into account certain non-GAAP adjustments affecting both fourth quarter 2008 and 2007 results, other income reflected a net expense of $1.8 million in fourth quarter 2008 as compared to income of $8.6 million in fourth quarter 2007, a decrease of $10.4 million.  On this basis, the decrease in other income as compared to fourth quarter 2007 is the result of greater unrealized losses on marketable securities designated as trading (the effect of which is offset in Financial Services costs and expenses) and from lower interest income derived from lower amounts of short-term investments in 2008.  The decrease in short-term investments is due to cash from the July 2007 Asurion Corporation sale being invested until December 2007 when the Company’s income tax obligations from the sale were paid.

The components of other income (expense) are as follows (in millions):

	Three months ended
	December 31,
	2008	2007
Adjusted non-GAAP other income (expense)	$(1.8)	$8.6

Net losses on securities and other investments	(20.4)	(5.2)

Gain on extinguishment of senior convertible debentures	10.8

Reported GAAP other income (expense)	$(11.4)	$3.4

The $20.4 million of net losses on securities and other investments for fourth quarter 2008 is comprised of net realized gains from sales of available-for-sale securities of $20.5 million, other than temporary impairments on available-for-sale securities of $27.4 million and net unrealized losses on other investments of $13.5 million.  Included in the $20.5 million of net realized gains are $4.9 million of realized losses from sales of securities and a $25.4 million gain from the sale of approximately 730,000 shares of State Street Corporation.  The Company continues to hold 10.6 million shares of State Street.  The unrealized losses recorded on available-for-sale securities and other investments are associated with other than temporary declines in securities share prices of available-for-sale securities and lower of cost or market valuation adjustments of other investments.

The Company recorded a $10.8 million gain during fourth quarter 2008 associated with the repurchase of a portion of the Company’s senior convertible debentures at a discount to carrying value.  The Company repurchased approximately $120 million in principal amount of the original $300 million 3.625% Series B senior convertible debentures and repurchased approximately $8.5 million in principal amount of the original $540 million 4.125% Series A senior convertible debentures.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 3

Share-related activity during fourth quarter 2008 was as follows:

•
During fourth quarter 2008, the Company repurchased 681,938 shares of DST common stock for $32.6 million or approximately $47.80 per share.  During 2008, DST repurchased 11,317,190 shares of its common stock for $724.3 million.  At December 31, 2008, there were approximately 550,000 shares remaining under the existing share repurchase authorization plan.

•
The Company had approximately 49.7 million shares outstanding at December 31, 2008 including approximately 2.6 million unvested restricted shares, a decrease in shares outstanding of 11.1 million from December 31, 2007.  On November 14, 2008, approximately 85,000 shares were issued as partial consideration in the acquisition of BlueDoor Technologies Pty Ltd (“BlueDoor”), a private company that provides software solutions for participant accounting for the funds management and retirement savings (“superannuation”) markets in Australia.  The net effect of share repurchases, shares issued from stock option exercises and shares issued for the BlueDoor acquisition during fourth quarter 2008 resulted in a net decrease in shares outstanding of approximately 600,000 shares from September 30, 2008.

•
Diluted shares outstanding for fourth quarter 2008 were 49.4 million shares, a decrease of 20.0 million shares or 28.8% from fourth quarter 2007, and a decrease of 5.8 million shares or 10.5% from third quarter 2008.  The decrease from fourth quarter 2007 is primarily attributable to shares repurchased during 2008 and from lower dilutive effects of the convertible debentures.  Because the Company's average share price during fourth quarter 2008 was below $49.08 per share, there was no dilutive impact from the Company's senior convertible debentures in fourth quarter 2008.  Diluted shares outstanding at December 31, 2008 include an aggregate 2.3 million shares comprised of the dilutive effects of 1.9 million shares from restricted stock and 400,000 shares from outstanding stock options.  The aggregate dilutive effect of restricted stock, outstanding stock options and convertible debentures decreased by approximately 3.6 million shares from third quarter 2008 and decreased by approximately 8.3 million shares from fourth quarter 2007, respectively, primarily from decreases in the Company's average share price.

•
Total stock options and restricted stock (“equity units”) outstanding at December 31, 2008 were 8.5 million, unchanged from September 30, 2008 and a decrease of 100,000 equity units or 1.2% from December 31, 2007.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 4

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements ("OOP") for fourth quarter 2008 decreased $20.8 million or 7.0% to $277.0 million as compared to fourth quarter 2007.  The decrease in Financial Services operating revenues is attributable to reductions in international professional service and software license revenues, lower data processing support revenues, lower mutual fund shareowner processing service revenues and lower AWD professional service revenues, partially offset by higher DST Health Solutions professional service revenues.  The decrease in international professional service and software license revenues is attributable to the foreign currency exchange effects from the U.S. Dollar strengthening against the British Pound and lower software solutions implementation and consulting services.  Data processing support revenues decreased by approximately $2.5 million due to the expiration of a contract in June 2008.  The decrease in mutual fund shareowner processing service revenues is due to lower levels of registered accounts serviced and from a decrease of approximately 1.0 million TRAC participants processed as a result of a client internalizing its participant accounting operations during third quarter 2008, which are partially offset by higher levels of subaccounts serviced.  DST Health Solutions professional services revenue increased due to new clients and higher activities from existing clients.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 5

The following table summarizes mutual fund shareowner accounts serviced (in millions):

	December 31,	September 30,	December 31,
	2008	2008	2007

Registered accounts:
Non tax-advantaged	65.4	65.5	71.0
Tax-advantaged	45.8	47.0	46.2
	111.2	112.5	117.2

Subaccounts	8.9	9.4	1.9
Total	120.1	121.9	119.1

Total shareowner accounts serviced at December 31, 2008 were 120.1 million, a decrease of 1.8 million accounts or 1.5% as compared to September 30, 2008 and an increase of 1.0 million accounts or 0.8% as compared to December 31, 2007.

Registered accounts serviced decreased 1.3 million accounts or 1.2% from the comparable amount at September 30, 2008, comprised of net declines in existing client accounts of 3.0 million, conversions to DST’s subaccounting platform of 200,000 accounts, and conversions to non-DST subaccounting platforms of 100,000 accounts, partially offset by new client conversions of 2.0 million.  Tax-advantaged accounts were 45.8 million at December 31, 2008, a decrease of 1.2 million accounts or 2.6% as compared to September 30, 2008.  The decrease is primarily attributable to net declines in existing client accounts. Tax-advantaged accounts represent 41.2% of total registered accounts serviced at December 31, 2008 as compared to 39.4% at December 31, 2007.

Subaccounts serviced were 8.9 million at December 31, 2008.  The decrease of 500,000 subaccounts serviced during the three months ended December 31, 2008 is comprised of net declines in existing client subaccounts of 800,000, partially offset by conversions of 200,000 registered accounts from TA2000 and conversions of new subaccounting clients of 100,000 accounts from non-DST platforms.

The Company anticipates that 1.1 million new registered accounts will be converted to TA2000 in 2009 of which 450,000 represent new client commitments received in fourth quarter 2008.  DST’s subaccounting clients have indicated they plan to convert 1.2 million new subaccounts to TA2000 Subaccounting from non-DST platforms during 2009.  In addition, the Company expects 2.8 million registered accounts will convert to subaccounting platforms throughout 2009 of which 1.2 million will convert to TA2000 Subaccounting.

In summary, based on accounts serviced at December 31, 2008 and the conversion activity previously described (and without taking into account any other changes in accounts serviced during 2009), total accounts serviced at December 31, 2009 are estimated to be 120.8 million, which are comprised of 109.5 million registered accounts and 11.3 million subaccounts.  The actual number of accounts estimated to convert to and from various DST systems, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

Defined contribution (“DC”) participants represent the number of active participants processed on DST’s TA2000/TRAC platform. DC participants were 3.7 million at December 31, 2008, unchanged compared to September 30, 2008 and a decrease of 1.1 million or 22.9% from December 31, 2007. As previously announced and mentioned above, an existing TRAC client internalized its participant accounting during third quarter 2008 resulting in the loss of approximately 1.0 million participants.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 6

Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions).  Operating revenues include approximately $13.7 million of software license fee revenues for fourth quarter 2008, a decrease of $4.5 million or 24.7% over the same period in 2007.  The decrease is primarily due to lower investment management and AWD software license fees.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Financial Services segment income from operations for fourth quarter 2008 totaled $90.1 million as compared to $88.7 million in fourth quarter 2007, an increase of $1.4 million or 1.6%.  Higher earnings from DST Health Solutions, certain operating cost improvements and reductions in deferred compensation liabilities of approximately $5.7 million (the effect of which is offset as an expense in other income, net), were partially offset by lower earnings from international operations, primarily attributable to lower revenues, lower contributions from mutual fund shareowner processing and AWD, and lower data processing support revenues.  Costs and expenses for fourth quarter 2008 were $185.3 million, a decrease of $18.1 million or 8.9% from the same period in 2007.  Excluding reimbursable operating costs of $18.3 million in fourth quarter 2008 and $17.0 million in fourth quarter 2007, costs and expenses decreased $19.4 million or 10.4% to $167.0 million.  Reductions were attributable to the foreign currency exchange effects from the U.S. Dollar strengthening against the British Pound, certain operating cost improvements and reductions in deferred compensation liabilities, which were partially offset by higher compensation costs associated with the accrual of contingent purchase consideration from business acquisitions.  There was minimal impact on income from operations from changes in foreign currency exchange rates during fourth quarter 2008 as compared to fourth quarter 2007.  Depreciation and amortization costs decreased $2.8 million in the fourth quarter 2008 compared to the same period in 2007 attributable to lower capital expenditures and certain assets becoming fully depreciated in 2008, which is partially offset by increased amortization expense from the acquisition of BlueDoor on November 14, 2008.  Operating margin for fourth quarter 2008 was 32.5% as compared to 29.8% for fourth quarter 2007.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for fourth quarter 2008 were $125.6 million, a decrease of $8.1 million or 6.1% as compared to fourth quarter 2007, principally from lower U.S. images produced.  Out-of-pocket reimbursements for fourth quarter 2008 increased $14.3 million in fourth quarter 2008 to $142.1 million attributable to an increase in postage costs procured on behalf of clients.  In response to recent changes in postal regulations, Output Solutions has recently expanded its postal processing offerings.  The new processes in many cases results in a mailed item arriving at its intended destination in a more timely manner.  New capital equipment investments were made to support these processes.

Images produced during fourth quarter 2008 were 3.0 billion, a decrease of 23.1% as compared to fourth quarter 2007.  The decrease in images is due to certain telecommunications clients reducing the amount of transaction information included on invoices thereby lowering total images produced and lower volumes from other clients.  Items mailed during fourth quarter 2008 were 561.7 million, a decrease of 0.2% as compared to the same period in 2007.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 7

Output Solutions segment income from operations for fourth quarter 2008 totaled $8.1 million, a decrease of $400,000 or 4.7%, as compared to fourth quarter 2007.  Decreases in operating revenues during the quarter were mostly offset by lower costs and expenses (excluding reimbursable operating costs) and lower depreciation and amortization expense.  Costs and expenses for fourth quarter 2008 were $249.6 million, an increase of $7.8 million or 3.2% from the same period in 2007.  Excluding reimbursable operating costs of $142.1 million in fourth quarter 2008 and $127.8 million in fourth quarter 2007, costs and expenses decreased $6.5 million or 5.7% to $107.5 million from lower equipment costs resulting from the implementation of owned digital print technologies and from lower material costs resulting from lower processing volumes.  Depreciation and amortization decreased $1.2 million as compared to fourth quarter 2007 attributable to lower depreciation from the Company’s use of accelerated depreciation methods and the impact of changes in foreign currency exchange rates, partially offset by increased depreciation from the new postal processing equipment previously mentioned.  Operating margin for fourth quarter 2008 was 6.4%, unchanged from fourth quarter 2007.

Segment Reporting Change

In first quarter 2008, the Company changed the measurement of certain occupancy cost components of its Output Solutions Segment.  The Output Solutions Segment leases its Connecticut, Missouri and California production facilities from the Investments and Other Segment.  Beginning in 2008, the Company began reporting financial results for the Output Solutions Segment on the basis that the Output Solutions Segment owned (instead of leased) these three production facilities. Management believes this action will improve its ability to analyze the Output Solutions Segment operating results taking into consideration the special purpose nature of the production plants.  Reported results for the Output Solutions Segment and the Elimination Adjustments for periods prior to 2008 have been restated to reflect this change. The Company’s restated segment results for the three months and year ended December 31, 2007 have been included in the attached schedules that accompany this earnings release. The Investments and Other Segment continues to present rental revenues from the Output Solutions Segment along with the related depreciation expense associated with the properties, while the elimination of the inter-segment activity is included in the Elimination Adjustments.  The impact of this change increased Output Solutions income from operations by $2.0 million and $1.9 million for the three months ended December 31, 2008 and 2007, respectively, and correspondingly increased the Elimination Adjustments loss from operations by $2.0 million and $1.9 million for the three months ended December 31, 2008 and 2007, respectively.  The impact of this change increased Output Solutions income from operations by $7.6 million and $7.5 million for the years ended December 31, 2008 and 2007, respectively, and correspondingly increased the Elimination Adjustments loss from operations by $7.6 million and $7.5 million for the years ended December 31, 2008 and 2007, respectively.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $15.6 million for fourth quarter 2008, an increase of $600,000 from fourth quarter 2007 primarily due to higher rental activities.  Income from operations for fourth quarter 2008 was $2.8 million, a decrease of $1.0 million from fourth quarter 2007 primarily due to higher operating costs and higher depreciation expense.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 8

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
BFDS	$1.2	$7.3	$16.4	$30.9
IFDS	3.1	2.5	16.4	15.8
Argus	0.3	(1.1)	0.7	2.3
Asurion				21.9
Other	0.8	1.2	1.2	(3.4)
	$5.4	$9.9	$34.7	$67.5

Certain of the Company’s joint ventures derive investment earnings related to cash balances maintained on behalf of customers. Average daily balances invested by the joint ventures were $1.3 billion during fourth quarter 2008 compared to $1.6 billion during fourth quarter 2007.  Average interest rates earned on the balances declined from 4.28% in fourth quarter 2007 to 0.89% in fourth quarter 2008. The aggregate effect of these fluctuations resulted in an approximate $13.8 million decline in interest earnings by the joint ventures, which resulted in a decrease of DST’s equity in earnings of unconsolidated affiliates of $4.2 million.

DST’s equity in BFDS earnings for fourth quarter 2008 decreased $6.1 million as compared to fourth quarter 2007 primarily from lower investment earnings resulting principally from lower interest rates on cash balances maintained by BFDS on behalf of customers, and lower operating revenues from lower shareowner accounts processed.  In addition, DST’s equity in earnings of BFDS during fourth quarter 2008 was negatively impacted by approximately $800,000 from costs associated with a reduction in staffing levels.

DST’s equity in IFDS earnings for fourth quarter 2008 increased $600,000 as compared to fourth quarter 2007.  The increase in equity in earnings is primarily attributable to higher levels of shareowner accounts serviced, operating cost improvements and lower income taxes.  Shareowner accounts serviced by IFDS U.K. were 5.9 million at December 31, 2008, unchanged from September 30, 2008 and an increase of 100,000 from December 31, 2007.  Shareowner accounts serviced by IFDS Canada were 10.6 million at December 31, 2008, a decrease of 100,000 since September 30, 2008 and an increase of 3.1 million accounts from December 31, 2007, primarily from the January 2008 conversion of a new remote mutual fund client.

DST’s equity in Argus Health Systems earnings for fourth quarter 2008 increased $1.4 million as compared to fourth quarter 2007 attributable to operating cost improvements, which were partially offset by lower investment earnings as a result of lower interest rates on cash balances maintained by Argus on behalf of customers.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 9

Other income (expense), net

Other income, net reflected an expense of $1.8 million in fourth quarter 2008, a decrease of $10.4 million as compared to fourth quarter 2007 attributable to higher unrealized losses on marketable securities designated as trading (the effect of which is offset in Financial Services as a decrease in costs and expenses) and lower interest income in 2008, as mentioned above.  In addition, other income decreased during fourth quarter 2008 as compared to fourth quarter 2007 from higher accounts receivable securitization program costs.

Interest expense

Interest expense was $15.1 million for fourth quarter 2008, an increase of $4.0 million from fourth quarter 2007, primarily from higher average debt balances during 2008, but partially offset by lower average interest rates.  Increased share repurchase activity during 2008 has resulted in higher average debt balances.

Income taxes

The Company’s tax rate was 41.0% for fourth quarter 2008 as compared to 36.4% for fourth quarter 2007.  The fourth quarter 2008 tax rate was negatively impacted from the establishment of a valuation allowance against international deferred tax assets and from changes in the relative proportions of domestic, international and corporate joint venture income.  The Company expects its tax rate to be approximately 36.5% in 2009.  The 2009 tax rate includes the expected negative effects from continuing to provide an international deferred tax valuation allowance.

Accounting Standards

Earnings Per Share

In August 2008, the FASB issued a revised exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $1.16 and $0.87 (versus GAAP reported earnings of $1.43 and $0.92) for the three months ended December 31, 2008 and 2007, respectively, and $3.73 and $10.97 (versus GAAP reported earnings of $4.28 and $12.35) for the years ended December 31, 2008 and 2007, respectively. The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

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The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 11

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Operating revenues	$403.9	$432.5	$1,675.5	$1,695.4
Out-of-pocket reimbursements	160.4	144.9	609.9	607.1

Total revenues	564.3	577.4	2,285.4	2,302.5

Costs and expenses	432.6	443.3	1,813.6	1,828.0
Depreciation and amortization	31.5	35.0	125.3	130.6

Income from operations	100.2	99.1	346.5	343.9

Interest expense	(15.1)	(11.1)	(55.4)	(60.3)
Other income (expense), net	(11.4)	3.4	(15.5)	45.0
Gain on sale of Asurion		1.7		998.0
Equity in earnings of unconsolidated affiliates	5.4	9.9	34.7	62.6

Income before income taxes	79.1	103.0	310.3	1,389.2
Income taxes	8.5	39.3	67.4	514.5

Net income	$70.6	$63.7	$242.9	$874.7

Average common shares outstanding	47.1	58.8	51.0	60.8
Average diluted shares outstanding	49.4	69.4	56.7	70.7

Basic earnings per share	$1.50	$1.08	$4.76	$14.38
Diluted earnings per share	$1.43	$0.92	$4.28	$12.35

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DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Financial Services
Operating	$277.0	$297.8	$1,142.7	$1,134.6
OOP reimbursements	18.3	17.0	72.6	65.0
	$295.3	$314.8	$1,215.3	$1,199.6
Output Solutions
Operating	$125.6	$133.7	$528.2	$555.1
OOP reimbursements	142.1	127.8	537.2	542.0
	$267.7	$261.5	$1,065.4	$1,097.1
Investments and Other
Operating	$15.6	$15.0	$61.8	$63.1
OOP reimbursements	0.3	0.2	0.7	0.4
	$15.9	$15.2	$62.5	$63.5
Eliminations
Operating	$(14.3)	$(14.0)	$(57.2)	$(57.4)
OOP reimbursements	(0.3)	(0.1)	(0.6)	(0.3)
	$(14.6)	$(14.1)	$(57.8)	$(57.7)
Total Revenues
Operating	$403.9	$432.5	$1,675.5	$1,695.4
OOP reimbursements	160.4	144.9	609.9	607.1
	$564.3	$577.4	$2,285.4	$2,302.5

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DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Income from operations
Financial Services	$90.1	$88.7	$304.0	$286.7
Output Solutions*	8.1	8.5	36.7	38.8
Investments and Other	4.0	3.8	13.4	25.9
Elimination Adjustments	(2.0)	(1.9)	(7.6)	(7.5)
	$100.2	$99.1	$346.5	$343.9

* The historical Output Solutions and Elimination Adjustments Segment information has been revised to reflect a 2008 change in presentation of certain occupancy cost components of the Output Solutions Segment, as described in the Output Solutions Segment results above.

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	December 31,	December 31,
Selected Balance Sheet Information	2008	2007

Cash and cash equivalents	$79	$109
Debt	1,435	1,061

	Year Ended December 31,
Capital Expenditures, by Segment	2008	2007

Financial Services	$54	$82
Output Solutions	32	33
Investments and Other	34	8

FOR IMMEDIATE RELEASE – January 28, 2009	Page 14

Segment Information

	Three Months Ended December 31, 2008
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$275.1	$125.6	$3.2	$	$403.9
Intersegment operating revenues	1.9		12.4	(14.3)
Out-of-pocket reimbursements	18.3	142.1	0.3	(0.3)	160.4
Total revenues	295.3	267.7	15.9	(14.6)	564.3

Costs and expenses	185.3	249.6	9.7	(12.0)	432.6
Depreciation and amortization	19.9	10.0	2.2	(0.6)	31.5

Income from operations	90.1	8.1	4.0	(2.0)	100.2
Other income (expense), net	3.5	0.2	(15.1)		(11.4)
Equity in earnings (losses) of unconsolidated affiliates	5.7		(0.3)		5.4

Earnings (losses) before interest and income taxes	$99.3	$8.3	$(11.4)	$(2.0)	$94.2

	Three Months Ended December 31, 2007
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$295.6	$133.7	$3.2	$	$432.5
Intersegment operating revenues	2.2		11.8	(14.0)
Out-of-pocket reimbursements	17.0	127.8	0.2	(0.1)	144.9
Total revenues	314.8	261.5	15.2	(14.1)	577.4

Costs and expenses	203.4	241.8	9.6	(11.5)	443.3
Depreciation and amortization	22.7	11.2	1.8	(0.7)	35.0

Income from operations	88.7	8.5	3.8	(1.9)	99.1
Other income (expense), net	(2.7)		6.1		3.4
Gain on sale of Asurion	1.7				1.7
Equity in earnings of unconsolidated affiliates	9.3		0.6		9.9

Earnings before interest and income taxes	$97.0	$8.5	$10.5	$(1.9)	$114.1

Note:  The historical Output Solutions and Elimination Adjustments Segment information has been revised to reflect a 2008 change in presentation of certain occupancy cost components of the Output Solutions Segment, as described in the Output Solutions Segment results above.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 15

	Year Ended December 31, 2008
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$1,134.5	$528.2	$12.8	$	$1,675.5
Intersegment operating revenues	8.2		49.0	(57.2)
Out-of-pocket reimbursements	72.6	537.2	0.7	(0.6)	609.9
Total revenues	1,215.3	1,065.4	62.5	(57.8)	2,285.4

Costs and expenses	830.7	989.8	40.6	(47.5)	1,813.6
Depreciation and amortization	80.6	38.9	8.5	(2.7)	125.3

Income from operations	304.0	36.7	13.4	(7.6)	346.5
Other expense, net	(3.0)	(0.3)	(12.2)		(15.5)
Equity in earnings of unconsolidated affiliates	33.9		0.8		34.7

Earnings before interest and income taxes	$334.9	$36.4	$2.0	$(7.6)	$365.7

	Year Ended December 31, 2007
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$1,127.0	$555.1	$13.3	$	$1,695.4
Intersegment operating revenues	7.6		49.8	(57.4)
Out-of-pocket reimbursements	65.0	542.0	0.4	(0.3)	607.1
Total revenues	1,199.6	1,097.1	63.5	(57.7)	2,302.5

Costs and expenses	831.0	1,016.0	28.5	(47.5)	1,828.0
Depreciation and amortization	81.9	42.3	9.1	(2.7)	130.6

Income from operations	286.7	38.8	25.9	(7.5)	343.9
Other income, net	4.8		40.2		45.0
Gain on sale of Asurion	998.0				998.0
Equity in earnings (losses) of unconsolidated affiliates	72.8		(10.2)		62.6

Earnings before interest and income taxes	$1,362.3	$38.8	$55.9	$(7.5)	$1,449.5

Note:  The historical Output Solutions and Elimination Adjustments Segment information has been revised to reflect a 2008 change in presentation of certain occupancy cost components of the Output Solutions Segment, as described in the Output Solutions Segment results above.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 16

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended December 31, 2008, have been treated as non-GAAP adjustments:

•
Net pre-tax gain resulting from the sale of real property, in the amount of $1.2 million, which is included in Investments and Other as a reduction to costs and expenses.  The income tax expense associated with this gain was approximately $0.5 million.

•
Other net losses, in the amount of $20.4 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $7.5 million.  The $20.4 million of net losses on securities and other investments for fourth quarter 2008 is comprised of net realized gains from sales of available-for-sale securities of $20.5 million, other than temporary impairments on available-for-sale securities of $27.4 million and net unrealized losses on other investments of $13.5 million.  Included in the $20.5 million of net realized gains are $4.9 million of realized losses from sales of securities and a $25.4 million gain from the sale of approximately 730,000 shares of State Street Corporation.

•
Gains in the amount of $10.8 million, associated with the repurchase and extinguishment of senior convertible debentures.  The income tax expense associate with these gains was approximately $4.2 million.

•
An income tax benefit of approximately $24.6 million resulting from a reduction in the Company’s liabilities for FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109” (“FIN 48”).  The decrease in these income tax related liabilities is principally related to events occurring during fourth quarter 2008 that caused a change in the Company’s assessment of the probability that a tax position taken in its 2005 federal income tax return will be sustained and realized upon settlement.

In addition to the items which occurred in the quarter ended December 31, 2008 as described above, the following items which occurred during the nine months ended September 30, 2008 have been previously reported as non-GAAP adjustments:

•
Other net losses, in the amount of $21.4 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $8.0 million.  The $21.4 million of net losses on securities and other investments for the nine months ended September 30, 2008 was comprised of net realized gains from sales of available-for-sale securities of $11.6 million, other than temporary impairments on available-for-sale securities of $25.7 million and net unrealized losses on other investments of $7.3 million.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 17

•
An income tax benefit of approximately $23.6 million resulting from a reduction in the Company’s liabilities for FIN 48.  The decrease in these income tax related liabilities is principally related to the resolution of an IRS examination matter that was resolved in DST’s favor.

The following items, which occurred during the quarter ended December 31, 2007, have been treated as non-GAAP adjustments:

•
Other net losses, in the amount of $5.2 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $1.9 million.

•
Additional non-operating gain on the sale of Asurion, in the amount of $1.7 million, resulting from the final determination of the estimated receivables included in the total proceeds from the sale.  The income tax expense associated with this additional gain was approximately $700,000.

•
Income tax expense, in the amount of $1.7 million, associated with the sale of Asurion during third quarter 2007.  Income tax expense for third quarter 2007 was determined using the effective tax rate which resulted in approximately $379.3 million being recognized in third quarter 2007 and the remainder in fourth quarter 2007.

In addition to the items which occurred in the quarter ended December 31, 2007 as described above, the following items which occurred during the nine months ended September 30, 2007 have been previously reported as non-GAAP adjustments:

•
Merger integration costs incurred with the acquisition of Amisys Synertech, Inc., in the amount of $4.3 million, included in Financial Services costs and expenses.  The income tax benefit associated with these costs was approximately $1.7 million.

•	A contract termination fee, in the amount of $3.1 million, included in Output Solutions operating revenues. The income tax expense associated with this income was approximately $1.2 million.

•
Net gain resulting from the sale of office buildings in California, in the amount of $12.4 million, which is included in Investments and Other as a reduction to costs and expenses.  The income tax expense associated with this gain was approximately $4.9 million.

•
Costs associated with the partial termination of a non-qualified deferred compensation plan in the amount of $4.3 million.  The $4.3 million cost (included in costs and expenses) was allocated to the Financial Services ($3.3 million), Output Solutions ($800,000) and Investments and Other ($200,000) segments.  The income tax benefit associated with these costs was approximately $1.6 million.

•
Other net gains, in the amount of $8.0 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax expense associated with these gains was approximately $3.2 million.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 18

•	Non-operating gain related to the sale of Asurion, an equity investment, in the amount of $996.3 million. The income tax expense associated with this gain was approximately $379.3 million.

•
Non-operating gain resulting principally from the settlement of a dispute related to a prior business acquisition, in the amount of $1.5 million, which is included in other income (expense), net.  The income tax expense associated with this gain was approximately $600,000.

•
A gain related to the recovery in a non-operating Chapter 11 bankruptcy claim of an amount due from a previous client, in the amount of $1.0 million, included in other income (expense), net. The income tax expense associated with this gain was approximately $400,000.

•
Decreased equity in earnings of unconsolidated real estate affiliates associated with impairment charges on real estate held for sale in the amount of $4.9 million.  The income tax benefit associated with this these impairment charges was approximately $1.9 million.

•	Favorable resolution of an international income tax issue that resulted in a $3.8 million reduction in income tax expense.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 19

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Three Months Ended December 31,
(Unaudited - in millions, except per share amounts)

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$100.2	$79.1	$70.6	$1.43

Adjusted to remove:
Included in operating income:

Gain on sale of real property - Investments and Other	(1.2)	(1.2)	(0.7)	(0.01)

Included in non-operating income:

Net losses on securities and other investments		20.4	12.9	0.26
Gain on extinguishment of senior convertible debentures		(10.8)	(6.6)	(0.14)
Reduction in income tax related liabilities			(24.6)	(0.50)

Adjusted Non-GAAP income	$99.0	$87.5	$51.6	$1.04

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$99.1	$103.0	$63.7	$0.92

Adjusted to remove:

Included in non-operating income:

Net losses on securities and other investments		5.2	3.3	0.05
Asurion gain		(1.7)	(1.0)	(0.01)
Additional income taxes on Asurion gain			1.7	0.02

Adjusted Non-GAAP income	$99.1	$106.5	$67.7	$0.98

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – January 28, 2009	Page 20

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Year Ended December 31,
(Unaudited - in millions, except per share amounts)

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$346.5	$310.3	$242.9	$4.28

Adjusted to remove:
Included in operating income:

Gain on sale of real property - Investments and Other	(1.2)	(1.2)	(0.7)	(0.01)

Included in non-operating income:

Net losses on securities and other investments		41.8	26.3	0.47
Gain on extinguishment of senior convertible debentures		(10.8)	(6.6)	(0.12)
Reduction in income tax related liabilities			(48.2)	(0.85)

Adjusted Non-GAAP income	$345.3	$340.1	$213.7	$3.77

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$343.9	$1,389.2	$874.7	$12.35

Adjusted to remove:
Included in operating income:

ASI merger integration costs - Financial Services	4.3	4.3	2.6	0.03
Contract termination fee - Output Solutions	(3.1)	(3.1)	(1.9)	(0.03)
Gain on sale of real property - Investments and Other	(12.4)	(12.4)	(7.5)	(0.11)
Non-qualified deferred comp. plan costs - Financial Services	3.3	3.3	2.0	0.03
Non-qualified deferred comp. plan costs - Output Solutions	0.8	0.8	0.5	0.01
Non-qualified deferred comp. plan costs - Investments and Other	0.2	0.2	0.2

Included in non-operating income:

Net gains on securities and other investments		(2.8)	(1.5)	(0.02)
Asurion gain		(998.0)	(616.3)	(8.70)
Favorable settlement of a prior business acquisition dispute		(1.5)	(0.9)	(0.01)
Recovery of Chapter 11 bankruptcy claim		(1.0)	(0.6)	(0.01)
Real estate impairments at unconsolidated affiliates		4.9	3.0	0.04
Favorable income tax resolution			(3.8)	(0.05)

Adjusted Non-GAAP income	$337.0	$383.9	$250.5	$3.53

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.